Exhibit 99.1
Digital Media Solutions, Inc. Announces Record Fourth Quarter and Full Year 2020 Financial Results
•Delivered record quarterly revenue of $102.6 million and Adjusted Revenue1 of $104.7 million, up 23.9% and 23% quarter over quarter, respectively, and up 57.5% and 56.5% year over year, respectively.
•For the full year, record revenue of $333.4 million and Adjusted Revenue of $341.2 million, up 39.9% and 38.7% over 2019, respectively.
•Net loss for fourth quarter 2020 was $2.9 million and $2.2 million for the full year (which includes $1.0 million and $4.3 million of business combination and acquisition related costs, respectively and $1.0 million and $4.2 million of facilities lease restructuring costs, respectively).
•Net loss per share for the fourth quarter 2020 and full year was $0.05 and $0.01, respectively. Adjusted EPS for the fourth quarter was $0.04 and for 2020 $0.17.2
•Record fourth quarter and full year Adjusted EBITDA of $15.4 million and $54.6 million, respectively.
•Continuing to add key executives to our already deep management team.
•DMS currently believes that the Company's Adjusted Revenue and Adjusted EBITDA will meet or exceed current Consensus first quarter and full year 2021 revenue and EBITDA estimates.

CLEARWATER, FL, February 26, 2021 — Digital Media Solutions, Inc. (NYSE: DMS), a leading provider of technology and digital performance advertising solutions leveraging innovative, performance-driven brand-direct and marketplace solutions to connect consumers and advertisers, today announced record financial results for the fourth quarter and full year that ended December 31, 2020.

“2020 was a key year of growth for us,” said Joe Marinucci, co-founder and Chief Executive Officer of DMS. “As we look at the four quarters of 2020, we demonstrated the ability to continue to grow in each of the first three quarters, with that growth accelerating in the fourth quarter. We were able to execute on all key initiatives during the fourth quarter, which resulted in record revenue, profit and EBITDA.”

“The current quarter has started off strongly, with insurance again being a key driver. We are happy to share with you that DMS is currently comfortable that we will meet or exceed Consensus first quarter and full year 2021 estimates for revenue and EBITDA,” concluded Marinucci.

Fourth Quarter and Full Year 2020 Revenues and Expenses:
•In fourth quarter 2020, we generated record quarterly revenue of $102.6 million, and record Adjusted Revenue of $104.7 million, up 23.9% and 23.0% sequentially from the third quarter revenue, respectively, and 57.5% and 56.5% year over year from the fourth quarter 2019 (fourth quarter 2019 includes only two months of UE results and does not include SmarterChaos, which was acquired in 2020).
•The sequential increase in our revenue was driven primarily by growth within the insurance vertical and growth in consumer brands across both the Brand-Direct Solutions and Marketplace Solutions segments, in addition to the mid-third quarter 2020 SmarterChaos acquisition.
•For full year 2020, revenue was $333.4 million, up 39.9% year over year.
Revenue by Segment:3
•Brand-Direct Solutions revenue in the fourth quarter was $62.1 million, up 26.3% sequentially and 53.0% year over year. Full year revenue was $197.5 million, up 13.0% over 2019 fiscal year.
•Marketplace Solutions revenue of $47.6 million increased 20.4% from the third quarter primarily due to the growth in the insurance sector revenue. Full year revenue was $156.5 million, an increase of 113.2% from last
1 Refer to the attachments to this press release entitled "Non-GAAP Financial Measures" for definitions and reconciliations between GAAP information and non-GAAP information, including Adjusted Revenue, Adjusted EBITDA, Unlevered Free Cash Flows, Adjusted Net Income and Adjusted EPS.
2 Adjusted EPS assumes the conversion of all non-controlling interests to Class A common shares. For additional information, refer to the table to this press release entitled "Non-GAAP Financial Measures- Adjusted Net Income and Adjusted EPS."
3 Segment revenue is shown gross and excludes intercompany eliminations.

year. Marketplace Solutions revenue increased 81.1% from fourth quarter 2019, propelled by growth in the insurance business.
• Other Solutions revenue, was $4.0 million in the fourth quarter, up 38.5% from the third quarter, and up 235% year over year. Total for the year was $9.5 million, an increase of 69.3% over 2019.
Gross Profit/Margin:
•For the fourth quarter, reported gross profit was $28.4 million or 27.7% gross margin, versus $25.1 million or 30.2% in the third quarter, and compared to 31.7% for the same quarter in 2019.
•For 2020, gross profit was $98.8 million or 29.6% gross margin, an increase of $22.1 million, or 28.8% increase year over year.
Gross Profit/Margin by Segment:
•Fourth quarter Brand-Direct Solution gross margin was 22.2%, down slightly from 23.1% in the third quarter 2020, and down slightly from 25.5% the same quarter last year (the margin was influenced by substantial diversification in distribution channels as we continue to scale growth). Brand-Direct Solutions 2020 gross profit was $46.0 million, or a 23.3% margin versus $44.3 million, or a 25.4% margin in 2019.
•Fourth quarter Marketplace Solutions gross margin was 27%, down from 30% in the third quarter 2020, and down from 34.3% in the year ago period. The segment is heavily weighted by our rapid growth in the insurance market, which carries gross profit of 28.8%. Marketplace Solutions 2020 gross profit was $46.6 million or 29.8% margin, an increase of $19.9 million, or 74.1% from last year.
Operating Expenses:
•We remain focused on improving the leverage in our business while balancing our investments for growth. Our total operating expenses were $22.3 million in the fourth quarter, an increase of $1.1 million or 5.0% from the third quarter 2020 and up 15.8% year over year, exclusive of the lease reserve of $3.2 million, $0.9 million in stock compensation and $0.4 million in loss on disposal of assets, in the quarter.
•As a percentage of revenue, reported total operating expense was 26.0% in the fourth quarter, down slightly from 26.8% in the third quarter 2020.
•Exclusive of lease termination costs, stock compensation expenses and the loss on disposal of assets, fourth quarter operating expenses represent 21.7% of revenues, down sequentially from prior quarter of 25.6%.
•For 2020, operating expenses totaled $83.8 million, up 9.0% from 2019.
•Salaries and related costs in the fourth quarter were $9.7million, an increase of 30.0% year over year, and 23.4% from the third quarter 2020, which is inclusive of approximately $0.9 million in stock-based compensation (exclusive of stock compensation, the fourth quarter salaries and related costs increased 12.3% sequentially.
•For the full year, salaries and related costs totaled $33.8 million, an increase of 21.0% from 2019 due to full year headcount from corporate acquisitions.
•We ended the year with a total headcount of approximately 400 FTEs.

Fourth Quarter 2020 Profitability, Balance Sheet and Liquidity:

Profitability;
•Net loss in the fourth quarter was $2.9 million, up 33.7% from the third quarter. For 2020 net loss was $2.2 million, an improvement of 80.4% from 2019 net loss of $11.2 million.
•Adjusted EBITDA in the fourth quarter was $15.4 million, or an Adjusted EBITDA margin of approximately 15.0%.
•This represents an increase of 9.6% from the third quarter, and 33.1% increase from the fourth quarter 2019.
•Net loss per share for the fourth quarter was $0.05, and for the full year was $0.01. Adjusted EPS for the fourth quarter was $0.04 and for the full year was $0.17.

Balance Sheet and Liquidity:
•We ended the year with $31.1million in cash, cash equivalents and marketable securities, up by $6.6 million from the end of the third quarter.
•Our total debt, net of issuance costs was $200.5 million.

•As of December 31, 2020, our net leverage ratio was 3.14x., down from 3.88x at December 31, 2019.
•As of December 31, 2020, we also had an available balance on our revolving credit facility of $11.0 million.

First Quarter and Full Year 2021 Guidance:
Current first quarter and full year 2021 consensus estimates are $95.3 million for revenue and $15.4 million for EBITDA. Full Year 2021 consensus revenue is $416.7 million with an EBITDA estimate of $70.8 million. DMS currently believes that first quarter and full year 2021 Adjusted Revenue and Adjusted EBITDA will meet or exceed these estimates.

Adjusted Revenue and Adjusted EBITDA are non-GAAP financial measures. Management believes that Adjusted Revenue and Adjusted EBITDA provide useful information to investors and help explain and isolate the core operating performance of the business without regard to accounting treatments—refer to the “Non-GAAP Financial Measures” section below. The company is not providing a quantitative reconciliation of these forward-looking measures in reliance on the “unreasonable efforts” exception for forward-looking non-GAAP measures set forth in SEC rules because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated without unreasonable effort and expense.

Conference Call and Webcast Information
The U.S. toll free dial-in for the conference call is 1-833-772-0374, and the international dial-in number is 1-236-738-2220. The Conference ID is 7563177. A live webcast of the conference call will be available on the investor relations page of the company's website at https://investors.digitalmediasolutions.com.

A replay will be available after the conclusion of the call on February 26, 2021 through March 5, 2021. The U.S. toll-free replay dial-in number is 1-800-585-8367, and the international replay dial-in number is 1-416-621-4642. The replay passcode is 7563177.

Additional Information About Non-GAAP Financial Measures
This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release, except that a reconciliation is not provided of the first quarter or full-year 2021 guidance for Adjusted Revenue or Adjusted EBITDA, as discussed above.

About Digital Media Solutions, Inc.
Digital Media Solutions, Inc. (NYSE: DMS) is an innovative global solutions provider of digital performance advertising and a connection point between digital advertising clients and their prospective customers. The DMS first-party data asset, proprietary advertising technology, significant proprietary media distribution and data-driven processes help digital advertising clients de-risk their advertising spend while scaling their customer bases. Learn more at https://digitalmediasolutions.com.

Investor Contact:
Thomas Bock
(704) 412-8892
tbock@dmsgroup.com

Media Contact:
Melissa Ledesma
(201) 290-2696
Mledesma@dmsgroup.com

Safe Harbor Statement
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. DMS’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward statements are often identified by words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include, without limitation, DMS’s expectations with respect to its future performance and its ability to implement its strategy, and are based on the beliefs and expectations of our management team from the information available at the time such statements are made. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside DMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) changes in client demand for our services and our ability to adapt to such changes; (2) the entry of new competitors in the market; (3) the ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions; (4) the ability to maintain, grow and protect the data DMS obtains from consumers and advertisers; (5) the performance of DMS’s technology infrastructure; (6) the ability to protect DMS’s intellectual property rights; (7) the ability to successfully source and complete acquisitions and to integrate the operations of companies DMS acquires, including the recent Aimtell/PushPros acquisition; (7) the ability to maintain adequate internal controls over financial and management systems; (8) changes in applicable laws or regulations and the ability to maintain compliance; (9) our substantial levels of indebtedness; (10) volatility in the trading price on NYSE of our common stock and warrants; and (11) other risks and uncertainties indicated from time to time in DMS’s filings with the SEC, including its registration statement, filed on August 7, 2020, including those under “Risk Factors” and DMS’s other filings with the SEC. There may be additional risks that we consider immaterial or which are unknown, and it is not possible to predict or identify all such risks. DMS cautions that the foregoing list of factors is not exclusive. DMS cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. DMS does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except par value)

	December 31, 2020	December 31, 2019

ASSETS
Current assets:
Cash	$31,096	$3,008
Accounts receivable, net	43,692	30,137
Deferred tax assets	418	—
Prepaid and other current assets	2,948	2,217
Total current assets	78,154	35,362
Property and equipment, net	15,054	8,728
Goodwill	44,904	41,826
Intangible assets, net	46,447	57,935
Deferred tax assets	18,965	—
Other assets	206	254
Total assets	$203,730	$144,105
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$37,405	$24,160
Accrued expenses and other current liabilities	10,168	10,839
Current portion of long-term debt	4,637	4,150
Deferred tax liability	2,006	—
Contingent consideration payable	—	1,000
Total current liabilities	54,216	40,149
Commitments and contingencies
Long-term debt	195,847	201,048
Long-term TRA liability	15,783	—
Deferred tax liability	7,024	8,675
Other non-current liabilities	2,683	491
Total liabilities	275,553	250,363
Stockholders' deficit:
Preferred stock	—	—
Class A common stock	3	—
Class B common stock	3	—
Class C common stock	—	—
Additional paid-in capital	(41,749)	—
Retained earnings	3,733	—
Total stockholders' deficit	(38,010)	—
Non-controlling interest	(33,813)	—
Member deficit	—	(106,258)
Total deficit	(71,823)	(106,258)
Total liabilities and deficit	$203,730	$144,105

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Net revenue	$102,629	$65,154	$333,382	$238,296
Cost of revenue (exclusive of depreciation and amortization shown separately below)	74,238	44,491	234,576	161,575
Salaries and related costs	9,728	7,483	33,842	27,978
General and administrative expenses	11,342	6,413	27,699	19,927
Acquisition costs	992	1,742	4,314	19,234
Depreciation and amortization	4,648	3,580	17,954	9,745
Income (loss) from operations	1,681	1,445	14,997	(163)
Interest expense	3,028	3,541	13,730	10,930
Net income (loss) before income taxes	(1,347)	(2,096)	1,267	(11,093)
Income tax expense	1,566	137	3,467	137
Net income (loss)	(2,913)	(2,233)	(2,200)	(11,230)
Net loss attributable to non-controlling interest	(1,304)	—	(1,728)	—
Net income (loss) attributable to Digital Media Solutions, Inc.	$(1,609)	$(2,233)	$(472)	$(11,230)

Earnings per share (loss) attributable to Digital Media Solutions, Inc.:
Basic and diluted	$(0.05)	N/A	$(0.01)	N/A	#REF!
Weighted-average shares outstanding - basic and diluted	32,369	N/A	32,335	N/A

DIGITAL MEDIA SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(2,200)	$(11,230)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,954	9,745
(Gains) losses from sales of assets	411	—
Loss on lease restructuring	3,808	—
Stock-based compensation	958	—
Provision for bad debt	1,432	1,550
Payment of contingent consideration	(1,000)	(15,904)
Amortization of debt issuance costs	936	629
Deferred income tax provision, net	(1,743)	—
Change in accounts receivable, net	(14,318)	(1,343)
Change in prepaid expenses and other current assets	(726)	(776)
Change in accounts payable and accrued expenses	12,029	(5,662)
Change in contingent consideration payable	—	13,841
Change in other liabilities	282	(405)
Net cash provided by (used in) operating activities	17,823	(9,555)
Cash flows from investing activities
Additions to property and equipment	(10,410)	(6,533)
Acquisition of businesses, net of cash acquired	(2,799)	(56,620)
Other	10	(7)
Net cash used in investing activities	(13,199)	(63,160)
Cash flows from financing activities
Proceeds from Business Combination	29,278	—
Proceeds from issuance of long-term debt	—	99,000
Payments of long-term debt	(4,462)	(2,775)
Proceeds from borrowings on revolving credit facilities	10,000	6,500
Payments of borrowings on revolving credit facilities	(11,000)	(1,500)
Payment of debt issuance costs	(190)	(1,456)
Payment of contingent consideration payable	—	(7,010)
Distributions to members	(162)	(21,625)
Net cash provided by financing activities	23,464	71,134
Net change in cash	28,088	(1,581)
Cash, beginning of period	3,008	4,589
Cash, end of period	$31,096	$3,008

NON-GAAP FINANCIAL MEASURES
In addition to providing financial measurements based on accounting principles generally accepted in the United States of America (“GAAP”),this earnings press release includes additional financial measures that are not prepared in accordance with GAAP (“non-GAAP”), including Adjusted Revenue, Adjusted EBITDA, Combined Adjusted EBITDA, Unlevered Free Cash Flow, Adjusted Net Income and Adjusted EPS. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures can be found below. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations. Financial measures that are not U.S. GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, management relies primarily on its GAAP results and uses non-GAAP financial measures only as a supplement.
Adjusted Revenue
Adjusted Revenue is a non-GAAP financial measure presented as an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of our underlying operations. Management believes this measure provides useful information because, while the majority of our business consists of lead generation contracts which are accounted for on a gross basis, a portion of our agency managed services contracts are accounted for on a net basis. In light of these considerations, management believes that Adjusted Revenue provides useful information regarding operating performance across our business, without regard to the accounting treatment of individual contracts, and allows management to build forecasts on a consistent basis across the business. Management further uses Adjusted Revenue to compare the performance of divisions within the Company against each other and to isolate our core operating performance. Moreover, management expects that over time we will transition all of our services to a principal relationship and as our contracts are either amended or new agreements are executed, this measure will help provide a basis for comparison of our business operations between different periods over time as we transition these services and related accounting for these contracts.
Adjusted Revenue is defined as net revenue as reported under GAAP, without regard to netting of costs applicable to revenues earned under contracts that are deemed to be entered into on an agency basis.
The following table provides a reconciliation of Adjusted Revenue to net revenue, the most directly comparable GAAP measure (dollars in thousands):

	Year ended December 31, 2020			Year ended December 31, 2019
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
Net revenue	$333,382	$7,801	$341,183	$238,296	$7,773	$246,069
Cost of revenue	234,576	7,801	242,377	161,575	7,773	169,348
Gross profit	$98,806	$—	$98,806	$76,721	$—	$76,721
Gross profit margin	29.6%	—%	29.0%	32.2%	—%	31.2%
(1) Includes the gross up for certain managed services contracts that are presented net of costs under GAAP.

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)	Reported (GAAP)	Adjustments (1)	Adjusted (Non-GAAP)
Net revenue	$102,629	$2,101	$104,730	$65,149	$1,774	$66,923
Cost of revenue	74,238	2,101	76,339	44,486	1,774	46,260
Gross profit	$28,391	$—	$28,391	$20,663	$—	$20,663
Gross profit margin	27.7%	—%	27.1%	31.7%	—%	30.9%
(1) Includes the gross up for certain managed services contracts that are presented net of costs under GAAP.

Adjusted EBITDA and Unlevered Free Cash Flow
We use the non-GAAP measures of Adjusted EBITDA and Unlevered Free Cash Flow to assess operating performance. Management believes that these measures provide useful information to investors regarding DMS’s operating performance and its capacity to incur and service debt and fund capital expenditures. DMS believes that these measures are used by many investors, analysts and rating agencies as a measure of performance. By reporting these measures, DMS provides a basis for comparison of our business operations between current, past and future periods by excluding items that DMS does not believe are indicative of our core operating performance. Financial measures that are not GAAP should not be considered as alternatives to operating income, cash flows from operating activities or any other performance measures derived in accordance with GAAP as measures of operating performance, or cash flows as measures of liquidity. These measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, DMS relies primarily on its GAAP results and uses Adjusted EBITDA and Unlevered Free Cash Flow only as a supplement.
The following table reconciles Adjusted EBITDA and Unlevered Free Cash Flow from the most directly comparable GAAP measure (dollars in thousands):

	Three months ended	Three months ended
	December 31, 2020	December 31, 2019	$ Change	% Change
Net (loss) income	$(2,913)	$(2,233)	$(680)	30%
Adjustments
Interest expense	3,028	3,541	(513)	(14)%
Income tax expense	1,566	137	1,429	1043%
Depreciation and amortization	4,647	3,580	1,067	30%
Acquisition costs (1)	992	1,742	(750)	(43)%
Other expense (2)	3,073	311	2,762	888%
Other non-recurring expenses (3)	4,100	957	3,143	328%
Sub-total before additional adjustments	$14,493	$8,035	$6,458	80%
Additional adjustments
Estimated Cost Savings (4)	$39	$417	$(378)	(91)%
Technology Synergies (5)	377	779	(402)	(52)%
Estimated Cost Savings (6)	481	1,149	(668)	(58)%
Acquisitions EBITDA (7)	—	1,152	(1,152)	(100)%
Adjusted EBITDA	$15,390	$11,532	$3,858	33%
Capital expenditures	$2,928	$2,019	$909	45%
Unlevered Free Cash Flow	$12,462	$9,513	$2,949	31%

(1)Balance includes acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses.
(2)Balance includes legal fees associated with acquisitions, investor management fees and costs related to philanthropic initiatives.
(3)Restructuring costs include lease termination costs due to office closures, severance payments due to company reorganization, payments on Company’s employee incentive plan and business combination transaction fees.
(4)These are estimated cost savings primarily from reorganization of the company.
(5)These are annualized estimated UE Authority, Co. ("UE") technology synergies related to uniform infrastructure platform.
(6)These are annualized estimated cost savings resulting primarily from reorganization of UE and SmarterChaos.com and related entities ("SmarterChaos").
(7)Includes UE EBITDA October 1, 2019 from October 31, 2019 (UE acquisition date), and SmarterChaos EBITDA from October 1, 2019 to December 31, 2019.

The following table reconciles Adjusted EBITDA and Unlevered Free Cash Flow from the most directly comparable GAAP measure (dollars in thousands):

	Years Ended December 31,
	2020	2019	$ Change	% Change
Net income (loss)	$(2,200)	$(11,230)	$9,030	(80)%
Adjustments
Interest expense	13,730	10,930	2,800	26%
Income tax expense	3,467	137	3,330	2431%
Depreciation and amortization	17,954	9,745	8,209	84%
Acquisition costs (1)	4,314	19,234	(14,920)	(78)%
Other expenses (2)	4,446	1,033	3,413	330%
Other non-recurring expenses (3)	5,792	3,076	2,716	88%
Sub-total before additional adjustments	$47,503	$32,925	14,578	$—
Additional adjustments
Estimated cost savings (4)	$1,056	$2,226	$(1,170)	(53)%
Technology synergies (5)	2,483	3,116	(633)	(20)%
Estimated cost savings (6)	3,183	4,950	(1,767)	(36)%
Acquisitions EBITDA (7)	400	9,718	(9,318)	(96)%
Adjusted EBITDA	$54,625	$52,935	$1,690	3%
Capital expenditures	$10,410	$6,553	$3,857	59%
Unlevered Free Cash Flow	$44,215	$46,382	$(2,167)	(5)%

(1)Balance includes acquisition incentive payments, contingent consideration accretion, earnout payments and pre-acquisition expenses.
(2)Balance includes legal fees associated with acquisitions, investor management fees and costs related to philanthropic initiatives.
(3)Restructuring costs include lease termination costs due to office closures, severance payments due to company reorganization, payments on Company’s employee incentive plan and business combination transaction fees.
(4)These are estimated cost savings primarily from reorganization of the company.
(5)These are annualized estimated UE Authority, Co. ("UE") technology synergies related to uniform infrastructure platform.
(6)These are annualized estimated cost savings resulting primarily from reorganization of UE and SmarterChaos.com and related entities ("SmarterChaos").
(7)Includes UE EBITDA from January 1, 2019 to October 31, 2019 (UE acquisition date), and SmarterChaos EBITDA from January 1, 2019 to July 16, 2020 (SmarterChaos acquisition date).

Adjusted Net Income and Adjusted EPS:
We use the non-GAAP measures Adjusted Net Income and Adjusted EPS to assess operating performance. Management believes that these measures provide investors with useful information on period-to-period performance as evaluated by management and comparison with our past financial and operating performance. Management also believes these non-GAAP financial measures are useful in evaluating our operating performance compared to that of other companies in our industry, as this metric generally eliminates the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. We define Adjusted Net Income (Loss) as net loss attributable to Digital Media Solutions, Inc. adjusted for (x) costs associated with the Business Combination, acquisition-related costs, equity based compensation and lease restructuring charges and (y) the reallocation of net income (loss) attributable to non-controlling interests from the assumed acquisition by Digital Media Solutions, Inc. of all units of Digital Media Solutions Holdings, LLC ("DMSH LLC") (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A common stock of Digital Media Solutions, Inc. on a one-to-one basis. We define adjusted pro forma net loss per share as adjusted pro forma net loss divided by the weighted-average shares of Class A common stock outstanding, assuming the acquisition by Digital Media Solutions, Inc. of all outstanding DMSH LLC units (other than units held by subsidiaries of Digital Media Solutions, Inc.) for newly-issued shares of Class A common stock on a one-to-one-basis.

The following table presents a reconciliation between GAAP Earnings Per Share and Non-GAAP Adjusted Net Income and Adjusted EPS are (In thousands, except per share data):

	Three Months Ended December 31,	Year Ended December 31,
	2020	2020
Earnings per share attributable to Digital Media Solutions, Inc.;
Basic and diluted	$(0.05)	$(0.01)
Weighted-average shares outstanding - basic and diluted	32,369	32,335

	Three Months Ended December 31,	Year Ended December 31,
	2020	2020

Net income (loss) attributable to Digital Media Solutions, Inc.;	$(1,609)	$(472)
Add adjustments to net income (loss):
Acquisition and related costs	1,058	$2,008
Lease restructuring charges	986	4,157
Business combination expenses	785	$3,157
Equity based compensation	958	$958
	3,787	$10,280
Net income tax (expense)	48	131
Adjusted Net Income (loss)	$2,226	$9,939

Weighted-average shares outstanding - basic and diluted
Class A common stock	32,369	32,335
Weighted-average LLC Units of Digital Media Solutions Holdings, LLC that are convertible into Class A common stock.	26,306	26,306
	58,675	58,641

Adjusted EPS	$0.04	$0.17